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                                                                    EXHIBIT 7(j)

                                     Form of
                                LETTER AGREEMENT


December 31, 2002

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Adviser Series (the "Trust") has changed the name of Janus Adviser Global Value Fund to Janus Adviser International Value Fund (the "Fund"), effective December 31, 2002. The Trust requests confirmation that all references to "Janus Adviser Global Value Fund" in the Custodian Contract dated June 29, 2000, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Adviser International Value Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER SERIES


By:
   --------------------------------------------------
   Kelley Abbott Howes
   Vice President

STATE STREET BANK AND TRUST COMPANY


By:
   --------------------------------------------------


Agreed to this _________________ day of _________________________, 2002.


cc:      Bonnie Howe
         Anita Falicia
         Christine Malles